Exhibit 99.1

The Wilber Corporation Announces Dividend

FOR IMMEDIATE RELEASE

DATE:	January 26, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, January 26, 2007 - The Board of Directors of The Wilber Corporation, parent company of Wilber National Bank, declared a quarterly dividend of $0.095 per share at its January 26, 2007 meeting. The dividend will be paid on February 23, 2007 to stockholders of record on February 9, 2007. This compares to $0.095 per share for the same period in 2006.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and a loan production office located in Syracuse, New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

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